Tribune Publishing Company Announces Sale of BestReviews LLC to Nexstar Inc.
for $160 Million

CHICAGO, December 16, 2020 (GLOBE NEWSWIRE) — Tribune Publishing Company (NASDAQ:TPCO) today announced that after a comprehensive sales process Tribune and BR Holding Company, Inc. have entered into a definitive agreement to sell 100% of BestReviews LLC to Nexstar Inc., a wholly-owned subsidiary of Nexstar Media Group, Inc. (NASDAQ: NXST), for $160 million in cash. BestReviews LLC is owned 60% by Tribune and 40% by its founders, BR Holding Company, Inc.

“We are pleased that through our majority ownership of BestReviews we have created substantial value for the BestReviews business and Tribune Publishing shareholders. While Tribune Publishing will not have an ongoing ownership interest, we look forward to a continuing commercial relationship with BestReviews as a partner in content and commerce,” said Terry Jimenez, CEO of Tribune Publishing Company and Chairman of BestReviews. “This transaction provides a strong return on the investment that Tribune Publishing made less than three years ago and is enabled by a great team at BestReviews and the broader Tribune Publishing network of assets. This cash return strengthens our already robust balance sheet and provides financial and operational flexibility. We intend to provide a clear capital allocation strategy in the near future.”

Under the terms of the transaction, Tribune will receive 60% of the $160 million cash selling price net of transaction fees, subject to a customary working capital adjustment. Tribune will also enter a master services agreement for licensing and revenue sharing related to BestReviews content on Tribune Publishing websites. There will also be a customary transition services agreement to ensure a seamless transition of ownership and operations.

The transaction is subject to Hart-Scott-Rodino clearance and customary closing conditions and is expected to close by the end of the 2020 calendar year.

About Tribune Publishing Company
Tribune Publishing Company (NASDAQ: TPCO) is a media company rooted in award-winning journalism. Headquartered in Chicago, Tribune Publishing operates local media businesses in eight markets with titles including the Chicago Tribune, New York Daily News, The Baltimore Sun, Hartford Courant, South Florida's Sun Sentinel and Orlando Sentinel, Virginia’s Daily Press and The Virginian-Pilot, and The Morning Call of Lehigh Valley, Pennsylvania. In addition to award-winning local media businesses, Tribune Publishing operates Tribune Content Agency and TheDailyMeal.com.

Our brands are committed to informing, inspiring and engaging local communities. We create and distribute content across our media portfolio and offer integrated marketing, media, and business services to consumers and advertisers, including digital solutions and advertising opportunities.

Investor Relations Contact:
Amy Bullis
312.222.2102
abullis@tribpub.com

Media Contact:
Max Reinsdorf
847.867.6294
mreinsdorf@tribpub.com

Source: Tribune Publishing